Exhibit 99.1
MiddleBrook Pharmaceuticals Announces Expanded IncreaseRx® Promotion for MOXATAG®
WESTLAKE, Texas (March 17, 2010) — MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) today announced that it has entered into an agreement with DoctorDirectory.com Inc., the Company’s promotion partner for MOXATAG (amoxicillin extended-release) Tablets, 775 mg, to expand its previously announced IncreaseRx® promotion program. The expanded IncreaseRx® promotion program for MOXATAG will incorporate physicians previously detailed by the Company’s field sales force. IncreaseRx® performs as a virtual contract sales organization, providing health care professionals with access to electronic sampling, electronic learning and online educational tools. The expanded IncreaseRx® promotion program for MOXATAG will utilize web-based educational and promotional tactics to reach prescribers with targeted MOXATAG sales and marketing messages.
Dave Becker, acting president and chief executive officer of MiddleBrook said, “Under this expanded IncreaseRx® program, physicians who previously received MOXATAG samples and information from MiddleBrook field sales representatives will be able to request samples and receive important product information electronically. We will be able to reach more than 150,000 physicians across the nation through the expanded IncreaseRx® program for MOXATAG.”
Jay Grobowsky, president and CEO of DoctorDirectory, said, “We look forward to providing a promotional boost for MOXATAG through IncreaseRx® and providing increased access to MOXATAG samples and information to physicians nationwide.”
About DoctorDirectory.com, Inc.
DoctorDirectory.com, Inc. is a marketing solutions company that specializes in providing web-based access to health care professionals. IncreaseRx® is a whitespace strategy designed to reach under-performing or inaccessible physician segments and generate incremental revenue. IncreaseRx® utilizes a suite of traditional and web-based tactics to generate incremental revenue for any pharmaceutical brand regardless of product life cycle. For more information about DoctorDirectory’s IncreaseRx® solution please visit www.contactdd.com.
About MiddleBrook Pharmaceuticals
MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) is a pharmaceutical company focused on commercializing anti-infective products that fulfill unmet medical needs. MiddleBrook’s proprietary delivery technology, PULSYS, enables the pulsatile delivery, or delivery in rapid bursts, of certain drugs. MiddleBrook currently markets MOXATAG, the first and only FDA-approved once-daily amoxicillin, and KEFLEX (cephalexin, USP), the immediate-release brand of cephalexin. For more information about MiddleBrook, please visit www.middlebrookpharma.com.

MiddleBrook, MiddleBrook Pharmaceuticals (stylized), MiddleBrook Pharmaceuticals, Inc., MOXATAG, and PULSYS are MiddleBrook’s trademarks and have been registered in the U.S. Patent and Trademark Office or are the subject of pending U.S. trademarks applications. Each of the other trademarks, tradenames, or service marks appearing in this document belongs to the respective holder, as used herein, except as otherwise indicated by the context. References to “we,” ‘‘us,” “our,” ‘‘MiddleBrook,” or the “Company,” refer to MiddleBrook Pharmaceuticals, Inc., and its subsidiaries.
About MOXATAG:
MOXATAG (amoxicillin extended-release) Tablets, 775mg, is a once-a-day extended-release formulation of amoxicillin for oral administration consisting of three components: one immediate-release component and two delayed-release components. The three components of MOXATAG are combined in a specific ratio to prolong the release of amoxicillin compared to immediate-release amoxicillin. MOXATAG is intended to provide a lower treatment dose, once-daily alternative to currently approved penicillin and amoxicillin regimens for the treatment of adults and pediatric patients 12 years and older with tonsillitis and/or pharyngitis secondary to Streptococcus pyogenes. For more information about MOXATAG, please visit MOXATAG.com.
FORWARD-LOOKING STATEMENTS
Some of the statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the reach and success of a virtual marketing campaign for MOXATAG. In some cases, forward-looking statements are identified by words such as “intend,” “believe,” “anticipate,” “expect,” “estimate,” “will,” “may,” “should,” “could,” “would” and similar expressions. Such forward-looking statements reflect MiddleBrook’s current plans, beliefs, estimates and views and involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, among others, failure to successfully commercialize MOXATAG, MiddleBrook’s ability to manage expenses, and other risks identified in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in MiddleBrook’s Annual Report on Form 10-K for the year ended Dec. 31, 2009. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. MiddleBrook undertakes no obligation to update publicly or review any of the forward-looking statements made in this press release, whether as a result of new information, future developments or otherwise.
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Source: MiddleBrook Pharmaceuticals, Inc.
Investor/Media Contact: Faith Pomeroy-Ward 817-837-1208